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                                                                    Exhibit 99.2


By signing below, the undersigned officer hereby certifies pursuant to 18 U.S.C.
Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his or her knowledge, (i) this report fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 and (ii) the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Applied Extrusion Technologies, Inc.

Signed this 22nd day of January, 2003



/s/ Amin J. Khoury
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Amin J. Khoury
Chairman of the Board and
   Chief Executive Officer